CUSIP No. 584404107

                                                                                                                                                EXHIBIT T

Transactions in the Class A Common Stock ($5.00 Par Value Per Share)

of

Media General, Inc.

TRANSACTIONS BY HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

Date of Transaction	Number of Shares Purchased / (Sold)	Price per Share

11/26/2008	(17,626)	$1.7592
12/01/2008	(43,700)	$1.6049
12/02/2008	(34,403)	$1.6696
12/02/2008	(39,260)	$1.6798
12/03/2008	(31,845)	$1.6000
12/04/2008	(2,600)	$1.6004
12/04/2008	(14,719)	$1.6002

TRANSACTIONS BY HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

Date of Transaction	Number of Shares Purchased / (Sold)	Price per Share

11/26/2008	(10,053)	$1.7592
12/01/2008	(25,647)	$1.6049
12/02/2008	(19,800)	$1.6696
12/02/2008	(21,640)	$1.6798
12/03/2008	(18,155)	$1.6000
12/04/2008	(1,300)	$1.6004
12/04/2008	(7,359)	$1.6002